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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Shareholders of CD&L, Inc.:


We consent to the incorporation by reference in Registration Statement Nos. 333-3321, 333-3323 and 333-47357 of CD&L, Inc. on Form S-8 of our report dated March 26, 2004 (April 14, 2004 as to Notes 15 and 17), relating to the consolidated financial statements of CD&L, Inc. as of and for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to the restatement discussed in Note 19 and the transitional disclosures described in Notes 2 and 7 related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such restatement and transitional disclosures) appearing in this Annual Report on Form 10-K of CD&L, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP


New York, New York
April 14, 2004